                                                                  Exhibit (a)(1)

                               ARVINMERITOR, INC.


            OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES OF COMMON STOCK HAVING AN EXERCISE PRICE EQUAL TO OR GREATER THAN $22.25 PER SHARE FOR SHARES OF RESTRICTED STOCK


================================================================================

            THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
   EASTERN TIME, ON FRIDAY NIGHT, JUNE 29, 2001, UNLESS THE OFFER IS EXTENDED.

================================================================================


        ArvinMeritor, Inc. is offering certain of its officers and other active employees who are holders of options to purchase shares of common stock, par value $1 per share, of ArvinMeritor ("common stock") having an exercise price equal to or greater than $22.25 per share (other than such options granted in June 1991) ("eligible options"), which are outstanding under the ArvinMeritor, Inc. 1997 Long-Term Incentives Plan (formerly the Meritor Automotive, Inc. 1997 Long-Term Incentives Plan), the ArvinMeritor, Inc. Employee Stock Benefit Plan (formerly the Arvin Industries, Inc. Employee Stock Benefit Plan), the ArvinMeritor, Inc. 1998 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1998 Stock Benefit Plan) and the ArvinMeritor, Inc. 1988 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1988 Stock Benefit Plan) (together, the "incentive plans"), the opportunity to exchange all eligible options for restricted shares of our common stock ("restricted stock") which we will issue under one or more of the incentive plans.

        If you elect to accept this offer, you may tender some or all of your eligible options in exchange for restricted stock. You also have the right to choose not to tender any of your eligible options. However, for each grant of eligible options you do tender, you must tender all eligible options in the grant (to the extent outstanding). ArvinMeritor will not accept a tender of less than all of your outstanding eligible options in any grant. The number of shares of restricted stock that we will exchange for the options you tender, if any, is described in this offer to exchange and the related personalized letter of transmittal. The exact number of eligible options that you have now is set forth in the letter of transmittal. All options accepted by us pursuant to this offer will be cancelled.

        Please note that this offer is being made only to current active employees of ArvinMeritor and our subsidiaries and you must continue to be an employee of ArvinMeritor or one of our subsidiaries through the date we accept your tendered eligible options for exchange in order to participate.

        For eligible options that are exchanged you will receive restricted shares of our common stock having an aggregate fair market value (based upon a price of $15.31 per share) equal to the following:

        - 90% of the present value of tendered eligible options with a remaining term of less than seven years as of June 1, 2001; and

        - 75% of the present value of tendered eligible options with a remaining term of seven years or more as of June 1, 2001.

        The restricted stock will be subject to the terms and conditions of the incentive plan under which the stock is issued and a restricted stock agreement to be entered into between you and ArvinMeritor. The restricted stock will vest on the fifth anniversary of the date that eligible options are accepted by ArvinMeritor for exchange and cancelled, provided that the holder of the restricted stock remains employed by ArvinMeritor through that anniversary date, or earlier if certain earnings per share growth rate targets are met as described in this offer to exchange.

        The restricted stock will be available for issuance promptly after the date the tendered eligible options are accepted and cancelled. However, the restricted stock will not actually be issued until ArvinMeritor receives an executed restricted stock agreement from you. If you tender eligible options, a restricted stock agreement will be sent to you as soon as practicable after expiration of the offer. Until it vests, your restricted stock will be held in our custody. The subsequent vesting of your restricted stock will result in your recognition of taxable income, and you must pay us the applicable federal and state income and employment withholding taxes in order to receive your interest in the restricted shares.

        ALTHOUGH THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER THE COMPENSATION COMMITTEE NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our common stock are quoted on the New York Stock Exchange under the symbol "ARM". On May 29, 2001, the closing price of our common stock on the New York Stock Exchange was $15.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

        We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal. You should carefully read the entire offer to exchange and letter of transmittal before you decide whether to tender all or any portion of your options. A tender of options involves risks which are discussed in this offer to exchange.

        If you have any questions about the exchange offer, please call Robert Slone, Vice President, Compensation and Benefits, at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel, at (248) 435-0762. We thank you for your continued efforts on behalf of ArvinMeritor.

                                    IMPORTANT

        IF YOU DECIDE TO TENDER YOUR ELIGIBLE OPTIONS, YOU MUST DELIVER TO US BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY NIGHT, JUNE 29, 2001, UNLESS THE OFFER IS EXTENDED, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL.

        We are not making this offer to, and we will not accept any options from, option holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
Summary Term Sheet.......................................................................................1
The Offer...............................................................................................12
1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE..........................................12
2.       PURPOSE OF THE OFFER...........................................................................14
3.       PROCEDURES FOR TENDERING OPTIONS...............................................................15
4.       WITHDRAWAL RIGHTS..............................................................................16
5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF RESTRICTED STOCK...........17
6.       CONDITIONS OF THE OFFER........................................................................18
7.       PRICE RANGE OF COMMON STOCK....................................................................18
8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK..................................19
9.       INFORMATION ABOUT ARVINMERITOR, INC............................................................23
10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS RELATING TO THE OPTIONS.....23
11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER............24
12.      LEGAL MATTERS; REGULATORY APPROVALS............................................................24
13.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..................................................24
14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.....................................................26
15.      FEES AND EXPENSES..............................................................................27
16.      ADDITIONAL INFORMATION.........................................................................27
17.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS......................................................29
Schedule A - Information About the Directors and Executive Officers of ArvinMeritor, Inc................31

                               SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this offer to exchange and the accompanying letter of transmittal and cover letter because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

Q. 1.   WHY ARE WE MAKING THE OFFER?

        As a result of today's difficult market conditions, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for restricted stock, we intend to provide our officers and other key employees an opportunity to increase their proprietary interest in ArvinMeritor, create a stronger incentive to expend maximum effort for our growth and success and thereby maximize shareowner value. This offer also provides us an opportunity to encourage our officers and other key employees to continue their employment with us. (See Section 2)

Q. 2.   WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all stock options having an exercise price equal to or greater than $22.25 per share that are outstanding under our incentive plans, other than any such options granted in June 1991 and options held by individuals who are not "eligible employees" (as described in Question
9) on the date this offer to exchange is made or on the date we accept your tendered eligible options for exchange. In return for your tender of eligible options, you will receive a certain number of restricted shares of our common stock, which we refer to as "restricted stock". If you elect to accept this offer, you may tender some or all of your eligible options for cancellation. However, for each grant of eligible options you tender, you must tender all eligible options in the grant (to the extent outstanding). ArvinMeritor will not accept a tender of less than all of your outstanding eligible options in any grant (the term "grant" is described in Question 7). We use the term "incentive plans" to refer to the following plans: the ArvinMeritor, Inc. 1997 Long-Term Incentives Plan (formerly the Meritor Automotive, Inc. 1997 Long-Term Incentives
Plan), the ArvinMeritor, Inc. Employee Stock Benefit Plan (formerly the Arvin Industries, Inc. Employee Stock Benefit Plan), the ArvinMeritor, Inc. 1998 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1998 Stock Benefit Plan) and the ArvinMeritor, Inc. 1988 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1988 Stock Benefit Plan).

Q. 3. HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I TENDER?

        The exact number of eligible options that you have now is set forth in the enclosed personalized letter of transmittal. (The information with respect to eligible options that is included in your personalized letter of transmittal reflects adjustments made at the time of the merger of Arvin Industries, Inc. and Meritor Automotive, Inc. into ArvinMeritor.) For eligible options that are exchanged you will receive shares of restricted stock having an aggregate fair market value (based upon a price of $15.31 per share) equal to the following:

        - 90% of the present value of tendered eligible options with a remaining term of less than seven years as of June 1, 2001; and

        - 75% of the present value of tendered eligible options with a remaining term of seven years or more as of June 1, 2001.

        The present value of eligible options has been calculated as of May 25, 2001 using the Black-Scholes option pricing model, based upon the following assumptions and inputs: exercise at the end of the remaining term of the option; weighted three year stock price volatility of 49.14%; dividend yield of 3.0%; and interest rate of 6.5%.

        As an example, if you tender 1,000 eligible options with a remaining term of eight years and having a present value equal to $5,990, you will receive
293.44 shares of restricted stock (75% of $5,990, or $4,493, divided by $15.31). (See Section 1)

Q. 4.   MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

        This offer pertains only to eligible options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised a grant of options in its entirety, that grant is no longer outstanding and is therefore not subject to this offer. If you have exercised a grant of eligible options in part, the remaining outstanding (unexercised) eligible options in that grant are subject to the offer and may be tendered for exchange and cancellation.

Q. 5.   MAY I TENDER UNVESTED OPTIONS?

        Yes. You may tender your eligible options whether or not they are vested.

Q. 6.   WHAT IS RESTRICTED STOCK?

        Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will become a holder of actual shares, issued at no additional cost to you, of ArvinMeritor's common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. In addition to the restricted stock agreement, the restricted stock will be subject to the terms and conditions of the incentive plan under which the stock is issued. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8)

Q. 7. IF I ELECT TO EXCHANGE A GRANT OF ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL GRANTS OF ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        If you elect to accept this offer, you may exchange some or all of your grants of eligible options. You also have the right to choose not to exchange any of your grants of eligible options. However, for each grant of eligible options you do tender, you must tender all eligible options in the grant (to the extent outstanding). ArvinMeritor will not accept a tender of less than all of the outstanding eligible options in any grant. A "grant" of eligible options generally refers to options granted on the same date and with the same exercise price, although other terms of the options (such as vesting period) may differ.

Q. 8.   ARE THERE CONDITIONS TO THE OFFER TO EXCHANGE?

        There are no specific conditions to this offer to exchange. However, upon expiration of this offer to exchange (which will be on Friday night, June 29, 2001 at 12:00 midnight, Eastern Time, unless we extend it), we will decide in our discretion either to accept all of the properly tendered options or to reject them all. (See Section 6)

Q. 9. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

        You must be an active employee of ArvinMeritor or one of our subsidiaries ("eligible employee") on the date this offer to exchange is made and you must continue to be an eligible employee on the date we accept your tendered eligible options for exchange. If you are not an eligible employee on either of those dates, you will not be eligible to accept this offer. Retirees, employees on severance, employees on long-term disability and beneficiaries of deceased employees are not eligible employees. The restricted stock will be available for issuance promptly after the tendered options are accepted and cancelled, but before the restricted stock will be issued, you must first sign the restricted stock agreement. Upon issuance, certificates for the restricted stock will be held in our custody or the restricted stock will be held in book-entry form subject to our instructions, while the restricted stock remains unvested and subject to forfeiture. When the restricted stock subsequently vests in accordance with the terms of the restricted stock agreement (see Question 6), we will deliver to you your interest in the restricted stock.

Q. 10.  WHEN WILL I RECEIVE MY RESTRICTED STOCK?

        The restricted stock will be available for issuance promptly after the date the tendered eligible options are accepted by us for exchange and cancelled. After expiration of the offer on June 29, 2001 and our acceptance and cancellation of tendered options, we will forward a restricted stock agreement to you. Your shares of restricted stock will not actually be issued until you properly execute the restricted stock agreement and the stock transfer power attached thereto and return them to us. (See Section 5) Certificates for your restricted stock will be held in our custody or the restricted stock will be held in book-entry form subject to our instructions, while the restricted stock remains unvested and subject to forfeiture. When the restricted stock subsequently vests in accordance with the terms of the restricted stock agreement, we will deliver your interest in the restricted stock to you, subject to payment of applicable withholding taxes. (See Question 19)

Q. 11.  WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

        The restricted stock will vest on the fifth anniversary of the date that eligible options are accepted by us for exchange and cancelled, provided that you remain employed by us through that anniversary date, or on the earlier of the following:

        - if ArvinMeritor's Cumulative Compound Growth Rate ("CCGR") of earnings per share for the three fiscal year period ending September 30, 2004, using earnings per share for the fiscal year ending September 30, 2001 as a baseline, is at least 15% then the restricted stock will vest on January 3, 2005, provided that you remain employed by us through that date; and

        - if ArvinMeritor's CCGR of earnings per share for the four fiscal year period ending September 30, 2005, using earnings per share for the fiscal year ending September 30, 2001 as a baseline, is at least 15% then the restricted stock will vest on January 2, 2006, provided that you remain employed by us through that date.

        The restricted stock will also vest early upon the occurrence of a change in control of ArvinMeritor, unless our board of directors shall have determined otherwise by a vote of at least two thirds of its members. In addition, your restricted stock will vest if you leave ArvinMeritor prior to the end of the restricted period under certain limited circumstances. (See Section 8 and Question 13)

Q. 12. WHAT IF I AM NOT AN EMPLOYEE OF ARVINMERITOR WHEN THE RESTRICTED STOCK IS ISSUED OR OTHERWISE WOULD VEST?

        If you accept the offer, but you are not an eligible employee when we accept your tendered eligible options for exchange, you will not receive the restricted stock and you will continue to hold your eligible options. You may be able to exercise your eligible options during a limited period after your employment ends, as specified in your option agreement. (See Section 1)

        If you accept the offer and continue to be an eligible employee when we accept your tendered eligible options for exchange, your eligible options will be cancelled and you will receive restricted stock. However, except as noted in Question 13, the restricted stock will not vest if you are not employed by us on the date the restrictions lapse. (See Section 8)

Q. 13. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

        Prior to vesting, your unvested restricted stock will be forfeited completely if you leave ArvinMeritor for any or no reason, except that all or a portion of the restricted stock will vest if you cease to be employed by ArvinMeritor prior to the end of the restricted period under the following circumstances:

        - If you die at any time prior to the end of the restricted period, all of your restricted stock will vest for the benefit of your heirs;

        - If, after one year from the date when we accept your tendered eligible options for exchange and prior to the end of the restricted period, you retire at age 62 or older with ten or more years of service under one of our retirement plans, all of your restricted stock will vest;

        - If, after one year from the date when we accept your tendered eligible options for exchange and prior to the end of the restricted period, (A) you retire prior to attaining the age of 62 with ten or more years of service under one or more of our retirement plans or (B) you are terminated by ArvinMeritor without cause, the number of shares of your restricted stock equal to the following will vest (and the remaining shares of restricted stock will be forfeited): the product of (1) the total number of shares of restricted stock, multiplied by (2) a fraction, the numerator of which is the number of months from the date when we accept your tendered eligible options for exchange to the date of retirement or termination and the denominator of which is 60 (or such lesser number as the Compensation Committee of our Board of Directors shall determine, taking into account the purpose of the incentive plans and such other factors as in its sole discretion it deems appropriate); and

        - If your employment with ArvinMeritor terminates prior to the end of the restricted period for any other reason, the Compensation Committee of our Board of Directors, taking into account the purpose of the incentive plans and such other factors as in its sole discretion it deems appropriate, may determine that all or any portion of your restricted stock will vest.

        If your restricted stock vests while you remain an active ArvinMeritor employee, it is yours to keep even if you leave at a later date. (See Section 8)

Q. 14.  WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

        The restricted stock you receive in this offer to exchange will be subject to the terms and conditions of the incentive plan under which the restricted stock is issued and the restrictions set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, certificates for the restricted stock will be held in our custody or the restricted stock will be held in book-entry form subject to our instructions. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8)

Q. 15.  WILL I RECEIVE A STOCK CERTIFICATE REPRESENTING THE RESTRICTED STOCK?

        When the restricted stock vests, you will receive a book-entry statement or a stock certificate for your vested shares upon your payment to us of any federal and state income and employment withholding taxes to which you become subject at that time.

Q. 16. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF THE RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTIONS?

        Once the restricted stock is issued, you will be treated as a shareowner with respect to those shares. You will have dividend, voting and other shareowner rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareowners. However, if you do not vest in the restricted stock and it is forfeited to us, you will lose all shareowner rights with respect to those shares, and you will not be sent notices of meetings, proxy statements and other materials distributed to our shareowners unless you otherwise hold shares of our common stock.

        All cash dividends paid on your restricted stock prior to the date of vesting will be reinvested in additional shares of restricted stock, which will be subject to the same terms and conditions, including vesting and forfeiture provisions, as the original restricted stock issued in the exchange. (See
Section 8)

Q. 17.  WILL THE RESTRICTED STOCK EVER EXPIRE?

        Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares outright. As a result, the stock will be yours to hold, and, after it vests, you are free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q. 18. WHAT IS THE SOURCE OF THE RESTRICTED STOCK THAT WILL BE ISSUED IN EXCHANGE FOR MY OPTIONS?

        The restricted stock to be issued to eligible option holders will be issued under one or more of the incentive plans and will be drawn from the pool of common stock currently authorized for issuance under those incentive plans. All eligible options returned to us in the tender offer and accepted for exchange will be cancelled. Shares subject to tendered eligible options that are accepted and cancelled will, after the cancellation, be available for regrant or issuance under the respective incentive plan under which the surrendered option was granted (subject to the provisions of the applicable incentive plan), including as restricted stock in this offer to exchange. (See Section 11)

Q. 19.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        For United States taxpayers, there will be no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code. In the event you make a Section 83(b) election, you will be required to pay us an amount equal to the withholding tax obligation that arises at that time. If you do not make such an election, when the restricted stock vests you will be required to recognize ordinary income in an amount equal to the fair market value of the restricted stock, based on the price of our common stock on the last trading day prior to the vesting date. This means that ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes. In order to meet these withholding obligations, we will have the right, in connection with the delivery of the restricted stock, (i) to deduct from any payment otherwise due by us to you an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you to pay to us an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of shares of restricted stock as may be necessary so that the net proceeds of the sale shall be an amount sufficient to provide for any taxes so required to be withheld. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACCEPTING THE OFFER. (See Section 13)

        IF YOU ARE AN ELIGIBLE EMPLOYEE AND YOU EITHER ARE BASED OUTSIDE OF THE UNITED STATES, OR ARE A NATIONAL OF ANOTHER COUNTRY AND ARE BASED IN THE UNITED STATES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX, SOCIAL CONTRIBUTION AND EXCHANGE CONTROL CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK OR OF WHICH YOU ARE A NATIONAL. FOR EXAMPLE, UNDER THE LAWS OF CERTAIN COUNTRIES, YOUR ACCEPTANCE OF THIS OFFER TO EXCHANGE MAY RESULT IN YOUR IMMEDIATE RECOGNITION OF TAXABLE INCOME.

Q. 20. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER TO EXCHANGE?

        You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for restricted stock.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (See Section 13) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options. If you choose not to exchange all your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options.

Q. 21. WHEN DOES THE OFFER TO EXCHANGE EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The offer expires on Friday night, June 29, 2001, at 12:00 midnight, Eastern Time, unless we extend it. No exceptions will be made to this deadline.

        Although we do not currently intend to do so, we may, in our discretion, extend this offer to exchange at any time. If we extend the offer, we will publicly announce the extension or give oral or written notice of the extension to eligible option holders no later than 9 a.m., Eastern Time, on Monday, July 2, 2001. (See Section 14)

Q. 22.  WHAT DO I NEED TO DO?

        IF YOU DECIDE TO TENDER YOUR OPTIONS, YOU MUST DELIVER, BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY NIGHT, JUNE 29, 2001, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, ALONG WITH ANY OTHER REQUIRED DOCUMENTS, TO ARVINMERITOR, INC., 2135 WEST MAPLE ROAD, TROY, MICHIGAN 48084, ATTN: ROBERT SLONE, FAX: (248) 435-1410. IF THE OFFER IS EXTENDED BY US BEYOND THAT TIME, YOU MUST DELIVER THESE DOCUMENTS BEFORE THE EXTENDED EXPIRATION OF THE OFFER.

        We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered eligible options promptly after the expiration of the offer. (See Section 3)

Q. 23.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY TENDERED OPTIONS?

        You may withdraw your tendered options at any time before 12:00 midnight, Eastern Time, on Friday night, June 29, 2001. If we extend the offer to exchange beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer to exchange. To validly withdraw your tendered options, you must deliver to us at the address noted in the previous question a notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. You may request a form of notice of withdrawal by contacting Robert Slone, Vice President, Compensation and Benefits, at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel, at (248) 435-0762. Once you have withdrawn eligible options, you may re-tender eligible options only by again following the delivery procedures described in this offer. In addition, you will also have the right to withdraw your tendered options after July 27, 2001, unless your tendered options have been accepted by that time. (See Section 4)

Q. 24. DO I HAVE TO RETURN A LETTER OF TRANSMITTAL IF I DO NOT WANT TO EXCHANGE ANY OF MY ELIGIBLE OPTIONS?

        We encourage you to return a letter of transmittal whether or not you want to exchange any of your eligible options. However, you do not need to return a letter of transmittal if you do not want to exchange any of your eligible options.

Q. 25. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

        Nothing. If you do not accept the offer, or if we do not accept any tendered options (see Question 8), you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 20 above.

Q. 26.  WHAT DOES ARVINMERITOR THINK OF THE OFFER TO EXCHANGE?

        Although the Compensation Committee of our Board of Directors has approved this offer, neither the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options in the offer. You must make your own decision whether to tender your eligible options.

Q. 27. WHAT IF I AM AN EMPLOYEE BASED OUTSIDE OF THE UNITED STATES OR A NATIONAL OF ANOTHER COUNTRY BASED IN THE UNITED STATES?

        Employees based outside of the United States and employees based in the United States who are nationals of another country are eligible to participate in this offer. IF YOU ARE AN ELIGIBLE EMPLOYEE AND YOU EITHER ARE BASED OUTSIDE OF THE UNITED STATES, OR ARE A NATIONAL OF ANOTHER COUNTRY AND ARE BASED IN THE UNITED STATES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX, SOCIAL CONTRIBUTION AND EXCHANGE CONTROL CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK OR OF WHICH YOU ARE A NATIONAL. FOR EXAMPLE, UNDER THE LAWS OF CERTAIN COUNTRIES, YOUR ACCEPTANCE OF THIS OFFER TO EXCHANGE MAY RESULT IN YOUR IMMEDIATE RECOGNITION OF TAXABLE INCOME.

Q. 28.  IS THERE ANY INFORMATION REGARDING ARVINMERITOR THAT I SHOULD BE AWARE
        OF?

        Before making your decision you should carefully review the information about ArvinMeritor set forth in Section 9 of this document. This information explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000 and April 1, 2001 which were filed with the Securities and Exchange Commission. (See Section 9)

Q. 29.  WHAT ARE THE ACCOUNTING CONSEQUENCES TO ARVINMERITOR OF MAKING THIS
        OFFER?

        Neither the shares of restricted stock issued in exchange nor the eligible options that are not tendered in this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense which will be recorded ratably over the vesting period of the restricted stock. (See Section 11)

Q. 30. IS THE BLACK-SCHOLES VALUE USED IN CALCULATING THE PRESENT VALUE OF ELIGIBLE OPTIONS THE SAME AS THE BLACK-SCHOLES VALUE USED IN CALCULATING THE VALUE OF OPTIONS IN OUR ANNUAL REPORT?

        No. The Black-Scholes value appearing in our Annual Report is based on the full option term of ten years and an exercise price equal to the fair market value of our common stock at the date of grant. The Black-Scholes value used in calculating the present value of eligible options in this offer to exchange takes into account the current fair market value of our common stock, which is significantly below the exercise price of eligible options, as well as the shortened option term. Therefore the Black-Scholes value used in calculating the present value of eligible options is less than the Black-Scholes value used in our annual report.

Q. 31.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Robert Slone, Vice President, Compensation and Benefits, at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel, at (248) 435-0762.

                                    THE OFFER

1.      NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

        We are offering to exchange shares of restricted stock in return for all eligible options. Eligible options are all outstanding stock options (vested or unvested) held by certain of ArvinMeritor's officers and other key employees having an exercise price equal to or greater than $22.25 per share (other than any such options granted in June 1991) that are outstanding under the following plans, which we refer to as our incentive plans: the ArvinMeritor, Inc. 1997 Long-Term Incentives Plan (formerly the Meritor Automotive, Inc. 1997 Long-Term Incentives Plan), the ArvinMeritor, Inc. Employee Stock Benefit Plan (formerly the Arvin Industries, Inc. Employee Stock Benefit Plan), the ArvinMeritor, Inc. 1998 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1998 Stock Benefit
Plan) and the ArvinMeritor, Inc. 1988 Stock Benefit Plan (formerly the Arvin Industries, Inc. 1988 Stock Benefit Plan). Each of our incentive plans is an employee benefit plan as defined in Rule 405 under the Securities Act of 1933. In order to participate you must be an active employee of ArvinMeritor or one of our subsidiaries ("eligible employee") on the date this offer to exchange is made and must continue to be an eligible employee on the date we accept your tendered eligible options for exchange. Retirees, employees on severance, employees on long-term disability and beneficiaries of deceased employees are not eligible employees.

        Our offer is subject to the terms and conditions described in this offer to exchange and the related letter of transmittal. We will not accept options unless they are properly tendered in accordance with Section 3 of this offer to exchange and not validly withdrawn in accordance with Section 4 of this offer to exchange before the offer expires on the "expiration date" as defined below.

        The exact number of eligible options that you have now is set forth in the enclosed personalized letter of transmittal. The information with respect to eligible options that is included in your letter of transmittal reflects adjustments made at the time of the merger of Arvin Industries, Inc. and Meritor Automotive, Inc. into ArvinMeritor. If you held Arvin options that were converted into ArvinMeritor options, the number and exercise price remained the same, but you became entitled to receive $1 for each option at the time of exercise. For purposes of valuing your eligible options, the exercise price of each grant has been reduced by this $1 per option. If you held Meritor options that were converted into ArvinMeritor options, the number of options in each grant and the exercise price have been adjusted to reflect the merger exchange ratio of one share of Meritor common stock for .75 shares of ArvinMeritor common stock.

        For eligible options that are properly tendered and accepted for exchange, you will be entitled to receive shares of restricted stock having an aggregate fair market value

(based upon a price of $15.31 per share, which is the average of the daily closing prices per share of our common stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system for the 22 NYSE trading days ending May 25, 2001) equal to the following:

        - 90% of the present value of tendered eligible options with a remaining term of less than seven years as of June 1, 2001; and

        - 75% of the present value of tendered eligible options with a remaining term of seven years or more as of June 1, 2001.

        The present value of eligible options has been calculated as of May 25, 2001 using the Black-Scholes option pricing model, based upon the following assumptions and inputs: exercise at the end of the remaining term of the option; weighted three year stock price volatility of 49.14%; dividend yield of 3.0%; and interest rate of 6.5%.

        If you accept this offer with respect to any grant of eligible options, you must tender all outstanding eligible options in that grant. A "grant" of eligible options generally refers to options granted on the same date and with the same exercise price, although other terms of the options (such as vesting period) may differ.

        You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, as further discussed in Section 13 below, the subsequent vesting of your restricted stock will result in your recognition of taxable income, and you must pay us any applicable federal and state income and employment withholding taxes at that time in order to receive your interest in the restricted stock. All shares of restricted stock will be issued under, and will be subject to the terms and conditions of, the applicable incentive plan and a restricted stock agreement between you and us.

        If you do not remain an eligible employee from the date you tender eligible options through the date we accept your tendered eligible options for exchange, you will not receive any restricted stock and you will continue to hold your eligible options. You may be able to exercise your eligible options during a limited period after your employment ends, as specified in your option agreement.

        The term "expiration date" means 12:00 midnight, Eastern Time, on Friday night, June 29, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and
Section 6 for a description of our rights to accept all of the properly tendered eligible options or to reject them all.

        If we decide to take any of the following actions, we will publish a notice or otherwise inform you of the action:

        - increase or decrease what we will give you in exchange for your eligible options; or

        - increase or decrease the number or type of options eligible to be exchanged in the offer.

        If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published or otherwise provided to you.

        For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.      PURPOSE OF THE OFFER.

        As a result of today's difficult market conditions, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for restricted stock, we intend to provide our officers and other key employees an opportunity to increase their proprietary interest in ArvinMeritor, create a stronger incentive to expend maximum effort for our growth and success and thereby maximize shareowner value. This offer also provides us an opportunity to encourage our officers and other key employees to continue their employment with us.

        We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. We also intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold or otherwise discontinued. In addition, in light of the severe difficulties facing our industry, we will continually evaluate our dividend policy, which is subject to approval of our board of directors. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (which we refer to as the SEC), we presently have no plans or proposals that relate to or would result in:

        (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present board of directors or management, including a change in the number or term of directors or the filling of any existing board vacancies or a change in any executive officer's material terms of employment;

        (e) any other material change in our corporate structure or business;

        (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

        (h)     the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your eligible options for exchange.

3.      PROCEDURES FOR TENDERING OPTIONS.

        PROPER TENDER OF OPTIONS. To validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at ArvinMeritor, Inc., 2135 West Maple Road, Troy, Michigan 48084, Attn: Robert Slone, Fax: (248) 435-1410, before the expiration date.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of eligible options, and all questions as to the number of eligible options and the number of shares to be issued as restricted stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options that we determine do not comply with the conditions of this offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options which are not validly withdrawn, subject to our right to extend, terminate or amend the offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR ELIGIBLE OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.      WITHDRAWAL RIGHTS.

        You may withdraw your tendered options only in accordance with the provisions of this Section 4.

        You may withdraw your tendered options at any time before 12:00 midnight, Eastern Time, on Friday night, June 29, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern Time, on July 27, 2001, you may withdraw your tendered options at any time after July 27, 2001 until they are accepted and cancelled.

        To validly withdraw tendered options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the eligible options to be withdrawn, the grant date, exercise price and the number of eligible options to be withdrawn. Although you may withdraw some or all of your tendered options, you may not withdraw only a portion of the eligible options under a particular grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. You may request a form of notice of withdrawal by contacting Robert Slone, Vice President, Compensation and Benefits, at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel, at (248) 435-0762.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

        Neither ArvinMeritor nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF RESTRICTED STOCK.

        On the terms and subject to the conditions of this offer to exchange, if we decide to accept all properly tendered options as described in Section 6, we will exchange the eligible options and cancel all options properly tendered and not validly withdrawn before the expiration date. If your options are accepted and cancelled, we will forward to you, as soon as practicable, a restricted stock agreement for execution. Your restricted stock will be issued upon your return to us of a properly executed restricted stock agreement and the stock transfer power attached thereto.

6.      CONDITIONS OF THE OFFER.

        Upon expiration of this offer to exchange (which will be on Friday night, June 29, 2001 at 12:00 midnight, Eastern Time, unless we extend the offer), we will decide either to accept all of the properly tendered eligible options or to reject them all. If we decide to reject them all, we will communicate this to you as promptly as practicable. If we accept all of the properly tendered eligible options they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any restricted stock. This condition to the offer to exchange is for our benefit and the decision to accept or reject all properly tendered eligible options is in our sole discretion.

7.      PRICE RANGE OF COMMON STOCK.

        There is no established trading market for options, including eligible options, granted under the incentive plans. Our common stock is quoted on the New York Stock Exchange under the symbol "ARM." Public trading of ArvinMeritor, Inc. common stock commenced on July 10, 2000 following the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. In connection with the merger, each outstanding share of Meritor Automotive, Inc. common stock was exchanged for
0.75 shares of ArvinMeritor common stock. The high and low reported sale prices per share of Meritor Automotive, Inc.'s common stock on the New York Stock Exchange Composite Transactions reporting system for the third and fourth quarters in fiscal year 1999 and the first three quarters of fiscal year 2000, restated to reflect the exchange rate in the merger, and the high and low reported sale prices per share of ArvinMeritor common stock on the New York Stock Exchange Composite Transactions reporting system for the fourth quarter of fiscal year 2000 and the current fiscal year, were as follows:

                                                                 High              Low
                                                                 ----              ---
FISCAL YEAR ENDED SEPTEMBER 30, 1999
      Third Quarter ................................             $35.33            $20.92
      Fourth Quarter ...............................             $34.67            $26.17

FISCAL YEAR ENDED SEPTEMBER 30, 2000
      First Quarter ................................             $28.58            $20.00
      Second Quarter ...............................             $26.50            $18.17
      Third Quarter ................................             $22.33            $14.67
      Fourth Quarter ...............................             $18.625           $13.75

                                                                High              Low
                                                                ----              ---
CURRENT FISCAL YEAR ENDING SEPTEMBER 30, 2001
      First Quarter .................................           $17.063           $8.875
      Second Quarter ................................           $17.00            $11.00
      Third Quarter (through May 29, 2001)                      $16.00            $12.78

        On May 29, 2001, the last reported sale price of our common stock on the New York Stock Exchange Composite Transactions reporting system was $15.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

        CONSIDERATION. For eligible options properly tendered and accepted for exchange and cancellation, you will receive shares of restricted stock having an aggregate fair market value (based upon a price of $15.31 per share) equal to the following:

        - 90% of the present value of tendered eligible options with a remaining term of less than seven years as of June 1, 2001; and

        - 75% of the present value of tendered eligible options with a remaining term of seven years or more as of June 1, 2001.

        The present value of eligible options has been calculated as of May 25, 2001 using the Black-Scholes option pricing model.

        As of May 29, 2001, there were issued and outstanding options to purchase 3,117,516 shares of our common stock that are eligible to participate in this offer to exchange. If we receive and accept for exchange all outstanding eligible options, we will issue a total of 755,248.77 shares of restricted stock, which would equal approximately 1.15% of the total shares of our common stock outstanding as of May 29, 2001.

        TERMS OF RESTRICTED STOCK. The restricted stock will be issued pursuant to one or more of our incentive plans and will be subject to all of the terms and conditions of the applicable incentive plan. Prior to the expiration of this offer to exchange, we will amend our incentive plans to the extent required so that the provisions thereof governing prospective restricted stock grants will be substantially the same as the restricted stock provisions contained in the ArvinMeritor, Inc. 1997 Long-Term Incentives Plan. Statements in this offer to exchange concerning our incentive plans and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the incentive plans and the restricted stock agreement between you and us. The form of restricted stock agreement has been filed as an exhibit to our Tender Offer Statement on Schedule TO which has been filed with the SEC. Please contact Robert Slone, Vice President, Compensation and Benefits, at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel, at (248) 435-0762 to receive a copy of our incentive plans or the form of restricted stock agreement. Copies will be furnished promptly at our expense.

        The shares of restricted stock you receive in exchange for tendered eligible options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested.

    - Vesting. The restricted stock will vest on the fifth anniversary of the date that eligible options are accepted by us for exchange and cancelled, provided that you remain employed by us through that anniversary date, or on the earlier of the following:

        - if ArvinMeritor's Cumulative Compound Growth Rate ("CCGR") of earnings per share for the three fiscal year period ending September 30, 2004, using earnings per share for the fiscal year ending September 30, 2001 as a baseline, is at least 15% then the restricted stock will vest on January 3, 2005, provided that you remain employed by us through that date; and

        - if ArvinMeritor's CCGR of earnings per share for the four fiscal year period ending September 30, 2005, using earnings per share for the fiscal year ending September 30, 2001 as a baseline, is at least 15% then the restricted stock will vest on January 2, 2006, provided that you remain employed by us through that date.

    - Forfeiture. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any or no reason, except that all or a portion of your restricted stock will vest if you cease to be employed by ArvinMeritor prior to the end of the restricted period under the following circumstances:

        - If you die at any time prior to the end of the restricted period, all of your restricted stock will vest for the benefit of your heirs;

        - If, after one year from the date when we accept your tendered eligible options for exchange and prior to the end of the restricted period, you retire at age 62 or older with ten or more years of service under one of our retirement plans, all of your restricted stock will vest;

        - If, after one year from the date when we accept your tendered eligible options for exchange and prior to the end of the restricted period, (A) you retire prior to attaining the age of 62 with ten or more years of service under one or more of our retirement plans or
            (B) you are terminated by ArvinMeritor without cause, the number of shares of your restricted stock equal to the following will vest (and the remaining shares of restricted stock will be forfeited): the product of (1) the total number of shares of restricted stock, multiplied by (2) a fraction, the numerator of which is the number of months from the date when we accept your tendered eligible options for exchange to the date of retirement or termination and the denominator of which is 60 (or such lesser number as the Compensation Committee of our Board of Directors shall determine, taking into account the purpose of the incentive plans and such other factors as in its sole discretion it deems appropriate); and

        - If your employment with ArvinMeritor terminates prior to the end of the restricted period for any other reason, the Compensation Committee of our Board of Directors, taking into account the purpose of the incentive plans and such other factors as in its sole discretion it deems appropriate, may determine that all or any portion of your restricted stock will vest.

    - Change of Control Event. In order to maintain the rights of participants in the event of a change of control of ArvinMeritor, the incentive plans provide (or will provide prior to consummation of this offer) that unless prior to the occurrence of such a change the ArvinMeritor board shall have determined otherwise by vote of at least two-thirds of its members, the restrictions on all shares of ArvinMeritor common stock granted as restricted stock will lapse. A change of control is deemed to occur under the same circumstances as provided in Section 8.10 of the ArvinMeritor By-Laws. This section of the ArvinMeritor By-Laws defines "change of control" as a change of control of ArvinMeritor of a nature that would be required to be reported in a proxy statement pursuant to
        Section 14(a) of the Securities Exchange Act or in a Form 8-K pursuant to Section 13 of the Securities Exchange Act (or in any similar form or schedule under either of those provisions or successor provision), whether or not ArvinMeritor is then subject to such reporting requirement; provided, however, that under the ArvinMeritor By-Laws a change of control will be deemed to have occurred if:

        - any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of ArvinMeritor representing 20% or more of the combined voting power of ArvinMeritor's then outstanding securities without the prior approval of at least two-thirds of the members of ArvinMeritor's board of directors in office immediately prior to such person attaining such percentage interest;

        - ArvinMeritor is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the ArvinMeritor board of directors in office immediately prior to such transaction or event constitute less than a majority of ArvinMeritor's board of directors immediately thereafter; or

        - during any period of two consecutive years, individuals who at the beginning of such period constituted the ArvinMeritor board of directors (including for this purpose any director whose election became effective prior to or at the time of the merger of Arvin Industries, Inc. and Meritor Automotive, Inc. and any new director whose election or nomination for election by the shareowners was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of ArvinMeritor's board of directors.

        RIGHTS OF OWNERSHIP. You will have dividend, voting and other shareowner rights (subject to the forfeiture and other restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareowners. However, if you do not vest in the restricted stock and it is forfeited to us, you will lose all shareowner rights with respect to those shares, and you will not be sent notices of meetings, proxy statements and other materials distributed to our shareowners unless you otherwise hold shares of our common stock.

        All cash dividends paid on your restricted shares prior to the date of vesting will be reinvested in additional shares of restricted stock, which will be subject to the same terms and conditions, including vesting and forfeiture provisions, as the original restricted stock issued in the exchange.

        EVIDENCE OF OWNERSHIP. Until your restricted stock vests, it will be held in our custody or in book-entry form subject to our instructions. You will receive a book-entry statement or a stock certificate for your vested shares of restricted stock upon your payment to us of any federal and state income and employment withholding taxes to which you become subject at the time your restricted stock vests.

        TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of accepting or rejecting the shares of restricted stock under this offer to exchange. IF YOU ARE AN ELIGIBLE EMPLOYEE AND YOU EITHER ARE BASED OUTSIDE OF THE UNITED STATES, OR ARE A NATIONAL OF ANOTHER COUNTRY AND ARE BASED IN THE UNITED STATES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX, SOCIAL CONTRIBUTION AND EXCHANGE CONTROL CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK OR OF WHICH YOU ARE A NATIONAL. FOR EXAMPLE, UNDER THE LAWS OF CERTAIN COUNTRIES, YOUR ACCEPTANCE OF THIS OFFER TO EXCHANGE MAY RESULT IN YOUR IMMEDIATE RECOGNITION OF TAXABLE INCOME.

        REGISTRATION OF SHARES OF RESTRICTED STOCK. All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of ArvinMeritor, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

9.      INFORMATION ABOUT ARVINMERITOR, INC.

        The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this offer to exchange incorporates certain financial information about ArvinMeritor included in pages 33 through 51 of our 2000 Annual Report to Shareowners included in Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and pages 2 through 13 of our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001 which we filed with the SEC. Please see Section 16 of this document for information about how to obtain additional copies of these pages or our other SEC filings.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS RELATING TO THE OPTIONS.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Our non-employee directors are not eligible to participate in this offer to exchange. As of May 29, 2001 our executive officers as a group held options outstanding under our incentive plans to purchase a total of 2,691,395 shares of our common stock which represented approximately 22.3% of the shares subject to all options outstanding under our incentive plans as of that date (other than options held by our non-employee directors). Of the options held by these persons, options to purchase a total of 1,368,531 shares of common stock are eligible options. The number of eligible options held by each of our executive officers is included on Schedule A.

        Neither we nor any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the eligible options during the 60 days prior to this offer to exchange. Other than ordinary course grants of options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers or any other person relating to eligible options.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible options we acquire in connection with the offer will be cancelled. All shares subject to tendered eligible options that are accepted and cancelled will, after the cancellation, be available for regrant or issuance under the respective incentive plan under which the surrendered option was granted (subject to the provisions of the applicable incentive plan), including as restricted stock in this offer to exchange. Neither the shares of restricted stock issued in exchange nor the eligible options that are not tendered in this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense ratably over the vesting period of the restricted stock.

12.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options as described in this offer to exchange. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. As discussed in Section 6, we are not obligated to accept any tendered eligible options and to issue restricted stock in exchange therefor.

13.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of shareowners. IF YOU ARE AN ELIGIBLE EMPLOYEE AND YOU EITHER ARE BASED OUTSIDE OF THE UNITED STATES, OR ARE

A NATIONAL OF ANOTHER COUNTRY AND ARE BASED IN THE UNITED STATES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX, SOCIAL CONTRIBUTION AND EXCHANGE CONTROL CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK OR OF WHICH YOU ARE A NATIONAL. FOR EXAMPLE, UNDER THE LAWS OF CERTAIN COUNTRIES, YOUR ACCEPTANCE OF THIS OFFER TO EXCHANGE MAY RESULT IN YOUR IMMEDIATE RECOGNITION OF TAXABLE INCOME.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        GENERAL. There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under
Section 83(b) of the Code (see below). Upon vesting of the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the price of our common stock on the last trading day prior to the vesting date.

        SECTION 83(b) ELECTION. If you choose to make an election under Section 83(b) of the Code, you must file it with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. IF ANY OF THE RESTRICTED STOCK IS SUBSEQUENTLY FORFEITED, FOR EXAMPLE, IF YOU LEAVE ARVINMERITOR BEFORE THE SHARES ARE FULLY VESTED, YOU WILL NOT BE ENTITLED TO A DEDUCTION FOR THE LOSS ASSOCIATED WITH THE FORFEITED SHARES, NOR WILL YOU BE ENTITLED TO A REFUND OF THE TAXES PAID. However, having made the filings, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, the capital gain will be subject to long-term tax rates.

        INCENTIVE STOCK OPTIONS. Certain of the eligible options subject to this offer to exchange are intended to qualify as "incentive stock options". You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to exchange to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

        WITHHOLDING TAXES. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us the amount of the withholding taxes. In order to facilitate the payment of this withholding tax obligation for shares not subject to an election under Section 83(b), we may take any of the following actions: (i) deduct from any payment otherwise due by us an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) require payment to us of an amount sufficient to provide for any such taxes so required to be withheld or
(iii) sell such number of shares of restricted stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

        By participating in this exchange and signing the restricted stock agreement, you will authorize us to take the above actions to pay withholding taxes.

14.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the offer to exchange is open and delay accepting any eligible options surrendered by publicly announcing the extension or giving oral or written notice of the extension to the option holders.

        Prior to the expiration date we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement or give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which provides that we must pay the consideration offered, or return the surrendered options, promptly after we terminate or withdraw the offer.

        As long as we comply with any applicable laws, we may amend the offer to exchange in any way, including decreasing or increasing the consideration offered in the offer to option holders or decreasing or increasing the number of eligible options to be surrendered and cancelled in the offer to exchange.

        We may amend the offer to exchange at any time by publicly announcing the amendment or giving oral or written notice of the amendment to option holders. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer to exchange will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

        If we materially change the terms of the offer to exchange or the information about the offer to exchange, or if we waive a material condition of the offer to exchange, we will extend the offer to exchange to the extent required by Rules 13e-4(d)(2) and l3e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice or otherwise inform you of the action:

        - increase or decrease what we will give you in exchange for your options; or

        - increase or decrease the number or type of options eligible to be exchanged in the offer.

        If the offer to exchange is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer to exchange for a period of at least ten business days after the date the notice is given.

15.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16.     ADDITIONAL INFORMATION.

        This offer to exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

        (a) our annual report on Form 10-K for our fiscal year ended September 30, 2000, filed with the SEC on December 21, 2000;

        (b) our quarterly reports on Form 10-Q for our fiscal quarters ended December 31, 2000 and April 1, 2001, filed with the SEC on February 14, 2001 and May 16, 2001, respectively;

        (c) our definitive proxy statement for our 2001 annual meeting of shareowners, filed with the SEC on December 29, 2000; and

        (d) the description of our common stock included in our registration statement on Form S-4, which was filed with the SEC on June 2, 2000, including any amendments or reports we file for the purpose of updating that description.

        The SEC file number for these filings is 1-15983. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.     500 West Madison Street     7 World Trade Center
Room 1024                  Suite 1400                  Suite 1300
Washington, D.C.  20549    Chicago, Illinois  60661    New York, New York  10048

                You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330.

                Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

                We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               ArvinMeritor, Inc.,
                               Investor Relations
                              2135 West Maple Road
                              Troy, Michigan 48084
                                 (248) 435-1000

                As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

                The information contained in this offer to exchange about ArvinMeritor should be read together with the information contained in the documents to which we have referred you.

17.     FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

                This offer to exchange and our SEC reports referred to above contain certain forward-looking statements relating to future results of ArvinMeritor including certain projections and business trends. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "anticipate", "estimate", "should", "are likely to be", and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market conditions; the demand for commercial, specialty and light vehicles for which ArvinMeritor supplies products; risks inherent in operating abroad; original equipment manufacturer program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major original equipment manufacturer customers; labor relations of ArvinMeritor, its customers and suppliers; successful integration of acquired or merged businesses; achievement of the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of ArvinMeritor's debt; as well as other risks and uncertainties, including those detailed from time to time in other filings of ArvinMeritor with the SEC. ArvinMeritor undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide this protection for transactions such as this offer to exchange, to the extent it constitutes a tender offer, and may not be available for any forward-looking statements contained in this offer to exchange.

                We are not aware of any jurisdiction where the making of the offer to exchange is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer to exchange is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer to exchange will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

                WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



                                        ArvinMeritor, Inc.



June 1, 2001

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                    EXECUTIVE OFFICERS OF ARVINMERITOR, INC.

        The directors and executive officers of ArvinMeritor, Inc., their positions and offices as of May 29, 2001 and the number of eligible options held by each executive officer as of May 29, 2001 are set forth in the following table:

                                                                                                       Number of Eligible
       Name                                    Position And Offices Held                                  Options Held
       ----                                    -------------------------                                  ------------
Larry D. Yost                   Director, Chairman of the Board of Directors and Chief Executive              441,000
                                Officer
V. William Hunt                 Director, Vice Chairman of the Board of Directors and President               390,506
Vernon G. Baker, II             Senior Vice President, General Counsel and Secretary                           36,000
Linda M. Cummins                Senior Vice President, Communications                                           5,000
William K. Daniel               Senior Vice President and President, Light Vehicle Aftermarket                 20,250
Juan L. De La Riva              Senior Vice President, Corporate Development and Strategy                      38,700
Thomas A. Gosnell               Senior Vice President and President, Commercial Vehicle Systems                51,225
Perry L. Lipe                   Senior Vice President and Chief Information Officer                             8,200
William M. Lowe                 Vice President and Controller                                                  13,300
Thomas A. Madden                Senior Vice President and Chief Financial Officer                             182,625
Terrence E. O'Rourke            Senior Vice President and President, Light Vehicle Systems                     37,500
A. R. Sales                     Senior Vice President and President, Roll Coater                               29,700
S. Carl Soderstrom              Senior Vice President, Engineering, Quality and Procurement                    72,450
Craig M. Stinson                Senior Vice President and President, Exhaust Systems                           14,000
Frank A. Voltolina              Vice President and Treasurer                                                        0
Ernest T. Whitus                Senior Vice President, Human Resources                                         27,975

Joseph B. Anderson, Jr.         Director
Steven C. Beering               Director
Rhonda L. Brooks                Director
Joseph P. Flannery              Director
William D. George, Jr.          Director
Richard W. Hanselman            Director
Charles H. Harff                Director
Victoria B. Jackson             Director
James E. Marley                 Director
James E. Perrella               Director
Harold A. Poling                Director
Martin D. Walker                Director

        The address of each director and executive officer is: c/o ArvinMeritor, Inc., 2135 West Maple Road, Troy, Michigan 48084.